Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2011 with respect to the consolidated financial statements of Bronco Drilling Company, Inc. and subsidiaries contained in the Registration Statement and Prospectus on Form S-4 of Chesapeake Oilfield Operating, L.L.C. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

April 5, 2013